EXHIBIT 99.1

For Immediate Release

Rentech Announces Fiscal 2007 Fourth Quarter and Full Year Results
Record Full Year Results at REMC

LOS ANGELES (December 14, 2007) – Rentech, Inc. (AMEX:RTK) announced today results for its fiscal 2007 fourth quarter and fiscal year ended September 30, 2007.

Rentech reported revenue of $29.6 million for the fourth quarter of fiscal 2007, compared to $26.8 million for the comparative quarter in fiscal 2006. Rentech reported a net loss applicable to common shareholders of $20.8 million, before a $38.2 million one-time non-cash impairment, or ($0.13) per share for the quarter ended September 30, 2007, compared to a net loss applicable to common shareholders of $8.5 million or ($0.06) per share for the quarter ended September 30, 2006. The one-time non-cash impairment related to costs for the Rentech Energy Midwest Corporation (“REMC”) conversion project through fiscal year 2007, which the Company has deferred per the announcement on December 4, 2007. Including the impairment, net loss applicable to common shareholders was $58.9 million or ($0.36) per share. The increase in revenue during the quarter was due to improved pricing and higher demand for REMC’s fertilizer products caused by increased corn acreage that was planted to supply new ethanol plants.

The inclusion of the operating results from Rentech’s nitrogen products manufacturing plant in East Dubuque, Illinois, REMC, which the Company acquired in April 2006, resulted in an increase in revenue and cost of sales when compared to the corresponding period in fiscal 2006 due to the timing of the acquisition. Fiscal year 2006 results from continuing operations exclude those of Petroleum Mud Logging, LLC (“PML”), which has been classified as a discontinued operation, as Rentech sold PML on November 15, 2006.

For the fiscal year ended September 30, 2007, Rentech reported revenue of $132.3 million compared to $44.5 million for the comparative period in fiscal 2006. Rentech reported a net loss applicable to common shareholders of $53.5 million, before a $38.2 million one-time non-cash impairment, or ($0.35) per share for fiscal year ended September 30, 2007, compared to a net loss applicable to common shareholders of $38.7 million or ($0.30) per share for the fiscal year ended September 30, 2006. Including the impairment, net loss applicable to common shareholders was $91.7 million or ($0.61) per share.

Selling, general and administrative (“SG&A”) expenses were $28.1 million for the fiscal year ended September 30, 2007, compared to $27.3 million for the comparable period in fiscal 2006. Fiscal year 2007 results also included $2.6 million in SG&A expenses for the nitrogen products manufacturing segment as compared to only $1.0 million for the comparable period in fiscal 2006, due to the timing of the REMC acquisition. In addition, research and development expenses for the fiscal year ended September 30, 2007 were $43.1 million as compared to $12.1 million for the comparable period in fiscal 2006. Much of the R&D increase was attributable to expenses incurred for the design and procurement of equipment for and construction of the Company’s Product Demonstration Unit, a fully integrated alternative fuels demonstration facility in Commerce City, Colorado. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.

As of September 30, 2007, Rentech had cash and cash equivalents and marketable securities of $56.0 million as well as availability on the Company’s $30 million revolving line of credit at REMC under which the Company had no borrowings at the end of the quarter.

Commenting on the fiscal 2007 financial results, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are extremely pleased with the strong performance of REMC, which has far exceeded our expectations. We continue to expect robust demand and pricing for REMC’s fertilizer products and will continue to invest in the plant to ensure that we are able to extract the maximum value from the market opportunity for REMC’s products.”

The Company will hold a conference call today, December 14, at 10:00 a.m. PST, during which time Rentech's senior management will review the Company's financial results for these periods and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: US 1-877-852-6561, or international callers 1-719-325-4779, and the pass code 5690241. The call will also be audio webcast and available at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=
irol-presentations. A replay of the teleconference will be available from 4:00 p.m. PST on December 14 through midnight PST on December 21 by dialing US 1-888-203-1112, or international callers 1-719-457-0820, and the pass code 5690241. Interested parties may also access the webcast replay at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=irol-presentations.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
Total Revenues	$29,586	$26,778	$132,320	$44,517

Cost of Sales	27,631	25,600	116,567	44,077

Gross Profit	1,955	1,178	15,753	440

Operating Expenses	60,698	9,904	110,216	39,859

Operating Loss	$(58,743)	$(8,726)	$(94,463)	$(39,419)

Total Other Expenses	(318)	(145)	(404)	(493)

Net Loss from Continuing Operations	$(59,061)	$(8,871)	$(94,867)	$(39,912)

Net income from discontinued operations	—	420	225	1,265
Gain on sale of discontinued operations	112	—	2,925	—
	112	420	3,150	1,265

Net Loss	$(58,949)	$(8,451)	$(91,717)	$(38,647)
Dividends on preferred stock	—	—	—	(75)

Net Loss Applicable to Common Stockholders	$(58,949)	$(8,451)	$(91,717)	$(38,722)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.361)	$(0.063)	$(0.627)	$(0.314)
Discontinued operations	0.001	0.003	0.021	0 .010
Basic and Diluted loss per Common Share	$(0.360)	$(0.060)	$(0.606)	$(0.304)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	163,514	141,468	151,356	127,174

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company has developed and patented the Rentech Process which transforms under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include coal, petroleum coke, biomass and municipal solid waste.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to invest in its nitrogen fertilizer plant, as well as expectations about continued strong demand and pricing for REMC’s products, to construct a product demonstration unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed construction of synthetic fuels plants, whether Rentech’s proposed product demonstration unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of December 14, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799